EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AMG Oil Ltd.
(An Exploration Stage Company)

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm, dated November 17, 2006 with respect to the balance sheet of AMG Oil Ltd. as at September 30, 2006, and the related statements of operations, cash flows and stockholders’ equity for the year then ended, and for the period from inception on February 20, 1997 through to September 30, 2006, by reference in Amendment No. 2 to the Registration Statement on Form S-4/A of AMG Oil Ltd., to be filed with the United States Securities and Exchange Commission.

We also consent to the inclusion of our name under the caption “Experts” in the Registration Statement.

/s/ TELFORD SADOVNICK, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
Certified Public Accountants

Bellingham, Washington, USA
August 12, 2008